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UNITED STATES

SECURITIES EXCHANGE COMMISSION

Washington, DC 20549


SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 2 )*

Borland International Inc.
-------------------------------------------------------------------
(Name of Issuer)


Common Stock
-------------------------------------------------------------------
(Title of Class of Securities)


09984310
--------------
(CUSIP NUMBER)

Check the following box if a fee is being paid with this statement.[ ] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "1934 Act") or otherwise subject to the liabilities of that section of the 1934 Act but shall be subject to all other provisions of the 1934 Act (however, see the Notes).

Page 2 of 15 Pages


CUSIP NO. 09984310                  13G

1. NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Merrill Lynch & Co., Inc.

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* Joint Filing

(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5. SOLE VOTING POWER

NONE

6. SHARED VOTING POWER

4,691,463

7. SOLE DISPOSITIVE POWER

NONE

8. SHARED DISPOSITIVE POWER

4,691,463

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,691,463

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

14.9%

12. TYPE OF REPORTING PERSON*

HC, CO

    *SEE INSTRUCTION BEFORE FILLING OUT!

Page 3 of 15 Pages


CUSIP NO.    09984310              13G

1. NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Merrill Lynch Group, Inc.

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* Joint Filing

(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5. SOLE VOTING POWER

NONE

6. SHARED VOTING POWER

4,688,400

7. SOLE DISPOSITIVE POWER

NONE

8. SHARED DISPOSITIVE POWER

4,688,400

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,688,400

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

14.9%

12. TYPE OF REPORTING PERSON*

HC, CO

    *SEE INSTRUCTION BEFORE FILLING OUT!

Page 4 of 15 Pages


CUSIP NO.    09984310               13G

1. NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Princeton Services, Inc.

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* Joint Filing

(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5. SOLE VOTING POWER

NONE

6. SHARED VOTING POWER

4,688,400

7. SOLE DISPOSITIVE POWER

NONE

8. SHARED DISPOSITIVE POWER

4,688,400

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,688,400

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

14.9%

12. TYPE OF REPORTING PERSON*

HC, CO

    *SEE INSTRUCTION BEFORE FILLING OUT!

Page 5 of 15 Pages


CUSIP NO.   09984310                13G

1. NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Fund Asset Management, L.P.

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* Joint Filing

(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5. SOLE VOTING POWER

NONE

6. SHARED VOTING POWER

2,168,400

7. SOLE DISPOSITIVE POWER

NONE

8. SHARED DISPOSITIVE POWER

2,168,400

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,168,400

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

6.9%

12. TYPE OF REPORTING PERSON*

IA, PN

    *SEE INSTRUCTION BEFORE FILLING OUT!

Page 6 of 15 Pages


CUSIP NO.    09984310               13G

1. NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Merrill Lynch Phoenix Fund, Inc.

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* Joint Filing

(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Maryland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5. SOLE VOTING POWER

NONE

6. SHARED VOTING POWER

2,168,400

7. SOLE DISPOSITIVE POWER

NONE

8. SHARED DISPOSITIVE POWER

2,168,400

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,168,400

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

6.9%

12. TYPE OF REPORTING PERSON*

IV, CO

    *SEE INSTRUCTION BEFORE FILLING OUT!

Page 7 of 15 Pages


CUSIP NO.   09984310                13G

1. NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Merrill Lynch Asset Management, L.P.

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* Joint Filing

(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5. SOLE VOTING POWER

NONE

6. SHARED VOTING POWER

2,520,000

7. SOLE DISPOSITIVE POWER

NONE

8. SHARED DISPOSITIVE POWER

2,520,000

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,520,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.0%

12. TYPE OF REPORTING PERSON*

IA, PN

    *SEE INSTRUCTION BEFORE FILLING OUT!

Page 8 of 15 Pages


CUSIP NO.   09984310                13G

1. NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Merrill Lynch Global Allocation Fund, Inc.

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* Joint Filing

(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Maryland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5. SOLE VOTING POWER

NONE

6. SHARED VOTING POWER

2,400,000

7. SOLE DISPOSITIVE POWER

NONE

8. SHARED DISPOSITIVE POWER

2,400,000

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,400,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

7.6%

12. TYPE OF REPORTING PERSON*

IV, CO

    *SEE INSTRUCTION BEFORE FILLING OUT!

Page 9 of 15 Pages

                                SCHEDULE 13G


ITEM 1 (a)  Name of Issuer:
            --------------

            Borland International Inc.

ITEM 1 (b)  Address of Issuer's Principal Executive Offices:
            -----------------------------------------------

            100 Borland Way
            Scotts Valley, CA  95066-3249


ITEM 2 (a)  Name of Persons Filing:
            ---------------------

            Merrill Lynch & Co., Inc.
            Merrill Lynch Group, Inc.
            Princeton Services, Inc.
            Fund Asset Management, L.P.
            Merrill Lynch Phoenix Fund, Inc.
            Merrill Lynch Asset Management, L.P.
            Merrill Lynch Global Allocation Fund, Inc.


ITEM 2 (b)  Address of Principal Business Office or, if none, Residence:
            -----------------------------------------------------------

Merrill Lynch & Co., Inc.
World Financial Center, North Tower
250 Vesey Street
New York, New York  10281

Merrill Lynch Group, Inc.
World Financial Center, North Tower
250 Vesey Street
New York, New York  10281

Princeton Services, Inc.
800 Scudders Mills Road
Plainsboro, New Jersey  08536

Fund Asset Management, L.P.
800 Scudders Mills Road
Plainsboro, New Jersey  08536

Merrill Lynch Phoenix Fund, Inc.
800 Scudders Mills Road
Plainsboro, New Jersey  08536

Merrill Lynch Asset Management, L.P.
800 Scudders Mills Road
Plainsboro, New Jersey  08536

Merrill Lynch Global Allocation Fund, Inc.
800 Scudders Mills Road
Plainsboro, New Jersey  08536

Page 10 of 15 Pages


ITEM 2 (c)  Citizenship:
            -----------

See Item 4 of Cover Pages

ITEM 2 (d)  Title of Class of Securities:
            ----------------------------

Common Stock

ITEM 2 (e)  CUSIP NUMBER:

09984310

ITEM 3

   Merrill Lynch & Co., Inc. ("ML&Co."), Merrill Lynch Group, Inc. ("ML Group") and Princeton Services, Inc. ("PSI") are parent holding companies, in accord-ance with (S) 240.13d-1(b)(ii)(G) of the Securities Exchange Act of 1934 (the "1934 Act"). Merrill Lynch Asset Management, L.P. (d/b/a Merrill Lynch Asset Management "MLAM") and Fund Asset Management, L.P. (d/b/a Fund Asset Management "FAM") are investment advisers registered under (S) 203 of the Investment Ad-visers Act of 1940 (the "Advisers Act"). Merrill Lynch Global Allocation Fund, Inc. and Merrill Lynch Phoenix Fund, Inc. are investment companies registered under Section 8 of the Investment Company Act of 1940 (the "Investment Company Act").

ITEM 4  Ownership
        ---------

(a)  Amount Beneficially Owned:

   See Item 9 of Cover Pages. Pursuant to (S) 240.13d-4 of the 1934 Act, ML& Co., ML Group, and PSI disclaim beneficial ownership of the securities of Borland International Inc. (the "Company") referred to herein, and the filing of this Schedule 13G shall not be construed as an admission that such persons are, for the purposes of Section 13(d) or 13(g) of the 1934 Act, the beneficial owner of any securities of the Company covered by this statement.


(b)  Percent of Class:

     See Item 11 of Cover Pages

(c)  Number of shares as to which such person has:

     (i)  sole power to vote or to direct the vote:

          See Item 5 of Cover Pages

    (ii)  shared power to vote or to direct the vote:

          See Item 6 of the Cover Pages

   (iii)  sole power to dispose of or to direct the disposition of:

          See Item 7 of Cover Pages

Page 11 of 15 Pages

    (iv)  shared power to dispose of or direct the disposition of:

          See Item 8 of Cover Pages

ITEM 5  Ownership of Five Percent or Less of a Class.
        --------------------------------------------

Not Applicable

ITEM 6  Ownership of More than Five Percent on Behalf of Another Person.
        ---------------------------------------------------------------

  MLAM and FAM are investment advisers registered under Section 203 of the Advisers Act and act as an investment advisers to several investment companies registered under Section 8 of the Investment Company Act and certain private accounts. With respect to securities held by those investment companies and private accounts, several persons have the right to receive, or the power to direct the receipt of dividends from or the proceeds from the sale of, such securities. Merrill Lynch Global Allocation Fund, Inc. and Merrill Lynch Phoenix Fund, Inc., reporting persons on this Schedule 13G for which MLAM and FAM, respectively, serve as investment advisers, each have an interest that relates to more than 5% of the class of securities reported herein.


ITEM 7   Identification and Classification of the Subsidiary Which
         ---------------------------------------------------------
  Acquired the Security Being Reported on by the Parent Holding Company.
  ---------------------------------------------------------------------

See Exhibit A

ITEM 8   Identification and Classification of Members of the Group.
         ----------------------------------------------------------

Not Applicable

Page 12 of 15 Pages


ITEM 9  Notice of Dissolution of Group.
        ------------------------------

Not Applicable


ITEM 10  Certification
         -------------

    By signing below each of the undersigned certifies that, to the best of their knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

Signature.
---------

    After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date:  February 14, 1997


Merrill Lynch & Co., Inc.

/s/ Richard B. Alsop

----------------------------
Name: Richard B. Alsop
Title:  Attorney-In-Fact*


Merrill Lynch Group, Inc.

/s/ Richard B. Alsop

-----------------------------
Name: Richard B. Alsop
Title:  Attorney-In-Fact**


Princeton Services, Inc.

/s/ Richard B. Alsop

-----------------------------
Name:  Richard B. Alsop
Title:  Attorney-In-Fact***


------------------------------------
* Signed pursuant to a power of attorney, dated November 17, 1995, included as Exhibit B to this Schedule 13G.

** Signed pursuant to a power of attorney, dated November 17, 1995, included as Exhibit C to this Schedule 13G.

*** Signed pursuant to a power of attorney, dated November 30, 1995, included as Exhibit D to this Schedule 13G.

Page 13 of 15 Pages


Merrill Lynch Asset Management, L.P.
By: Princeton Services, Inc. (General Partner)

/s/ Richard B. Alsop

-------------------------
Name:   Richard B. Alsop
Title Attorney-In-Fact****


Fund Asset Management, L.P.
By: Princeton Services, Inc. (General Partner)

/s/ Richard B. Alsop

-------------------------
Name:   Richard B. Alsop
Title Attorney-In-Fact*****


Merrill Lynch Phoenix Fund, Inc.

/s/ Richard B. Alsop
--------------------------

Name: Richard B. Alsop
Title:  Attorney-In-Fact******


Merrill Lynch Global Allocation Fund, Inc.

/s/ Richard B. Alsop
--------------------------

Name: Richard B. Alsop
Title:  Attorney-In-Fact*******


**** Signed pursuant to a power of attorney, dated November 30, 1995, included as Exhibit E to this Schedule 13G.

***** Signed pursuant to a power of attorney, dated November 30, 1995, included as Exhibit F to this Schedule 13G.

****** Signed pursuant to a power of attorney, dated November 22, 1995,included as Exhibit G to this Schedule 13G.

******* Signed pursuant to a power of attorney, dated July 2, 1996, included as Exhibit H to this Schedule 13G.

Page 14 of 15 Pages


                          EXHIBIT A TO SCHEDULE 13G
                          -------------------------

                  ITEM 7 DISCLOSURE RESPECTING SUBSIDIARIES
                  -----------------------------------------

   Three of the persons filing this report, Merrill Lynch & Co., Inc., a Dela-ware corporation with its principal place of business at World Financial Cen-ter, North Tower, 250 Vesey Street, New York, New York ("ML&Co."), Merrill Lynch Group, Inc., a Delaware corporation with its principal place of business at World Financial Center, North Tower, 250 Vesey Street, New York, New York ("ML Group"), and Princeton Services, Inc., a Delaware corporation with its principal place of business at 800 Scudders Mill Road, Plainsboro, New Jersey ("PSI"), are parent holding companies pursuant to (S)240 13d-1(b)(1)(ii)(G) of the Securities Exchange Act of 1934 (the "1934 Act"). Pursuant to the in-structions in Item 7 of Schedule 13G, the relevant subsidiaries of ML&Co. are Merrill Lynch, Pierce, Fenner, and Smith, Incorporated ("MLPF&S"), ML Group, and PSI, which is the general partner of Fund Asset Management (d/b/a Fund Asset Managment "FAM") and Merrill Lynch Asset Management, L.P. (d/b/a Merrill Lynch Asset Management "MLAM"). The relevant subsidiary of ML Group is PSI.

    ML&Co. may be deemed to be the beneficial owner of certain of the reported securities of Borland International Inc. (the "Company"), by virtue of its control of its wholly-owned subsidiaries, ML Group and MLPF&S.

    MLPF&S, a broker-dealer registered under Section 15 of the 1934 Act and wholly-owned subsidiary of ML&Co., holds certain of the reported securities of the Company in proprietary trading accounts and may be deemed to be the beneficial owner of securities of the Company held in customer accounts over which MLPF&S has discretionary power.

    ML Group, a wholly-owned direct subsidiary of ML&Co., may be deemed to be the beneficial owner of certain of the reported securities of the Company by virtue of its control of its wholly-owned subsidiary, PSI.

    PSI, a wholly-owned direct subsidiary of ML Group, may be deemed to be the beneficial owner of certain of the reported securities of the Company by virtue of its being the general partner of MLAM and FAM.

    FAM is an investment adviser registered under Section 203 of the Invest-ment Advisers Act of 1940 (the "Advisers Act"). FAM may be deemed to be the beneficial owner of certain of the reported securities of the Company as a result of acting as investment adviser to one or more investment companies registered under Section 8 of the Investment Company Act of 1940 (the "Investment Company Act") and/or to one or more private accounts.

    A registered investment company advised by FAM, Merrill Lynch Phoenix Fund, Inc. (the "Fund"), is the beneficial owner of certain of the reported securities of the Company, and is a reporting person hereunder.

    MLAM is an investment adviser registered under Section 203 of the Advisers Act. MLAM may be deemed to be the beneficial owner of certain reported secur-ities of the Company as a result of acting as investment adviser to one or more investment companies registered under Section 8 of the Investment Company Act and/or to one or more private accounts.

    A registered investment company advised by MLAM, Merrill Lynch Global Allo-cation Fund, Inc. (the "Fund"), is the beneficial owner of certain of the reported securities of the Company, and is a reporting person hereunder.

    Pursuant to (S)240.13d-4 of the 1934 Act, ML&Co., ML Group, and PSI dis-claim beneficial ownership of the securities of the Company reported herein, and the filing of this Schedule 13G shall not be construed as an admission that any such entity is, for the purposes of Section 13(d) or 13(g) of the 1934 Act, the beneficial owner of any of the securities of the Company.

Page 15 of 15 Pages

                                  EXHIBIT B
                                  ---------
                              POWER OF ATTORNEY


    The undersigned, Merrill Lynch & Co., Inc. (the "Corporation"), a corporation duly organized under the laws of the State of Delaware, with its principal place of business at World Financial Center, North Tower, New York, New York, 10281, does hereby make, constitute and appoint Richard B. Alsop, Richard D. Kreuder, Andrea Lowenthal, Gregory T. Russo, or any other individual from time to time elected or appointed as Secretary or an Assistant Secretary of the Corporation, acting severally, each of whose address is Merrill Lynch
& Co., Inc., World Financial Center, North Tower, New York, New York 10281, as its true and lawful attorneys-in-fact, for it and in its name, place and stead
(i) to execute on behalf of the Corporation and cause to be filed and/or delivered, as required under Section 13(d) of the Securities Exchange Act of 1934 (the "Act") and the regulations thereunder, any number, as appropriate, of original, copies, or electronic filings of the Securities and Exchange Commission Schedule 13D or Schedule 13G Beneficial Ownership Reports (together with any amendments and joint filing agreements under Rule 13d-1(f)(1) of the Act, as may be required thereto) to be filed and/or delivered with respect to any equity security (as defined in Rule 13d-1(d) under the Act) beneficially owned by the undersigned and which must be reported by the undersigned pursuant to Section 13(d) of the Act and the regulations thereunder, (ii) to execute on behalf of the Corporation and cause to be filed and/or delivered, any number, as appropriate, of original, copies or electronic filings of any forms (inclu-ding, without limitation, Securities and Exchange Commission Form 3, 4 and 5) required to be filed pursuant to Section 16(a) of the Act and the regulations thereunder, and (iii) generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as if the undersigned could do if personally present. This Power of Attorney shall remain in effect until revoked, in writing, by the undersigned.

    IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney this 17th day of November, 1995.


MERRILL LYNCH & CO., INC.


By:    /s/ David H. Komansky
----------------------------
Name:  David H. Komansky
Title: President and Chief Operating Officer




                                  EXHIBIT C
                                  ---------
                              POWER OF ATTORNEY


    The undersigned, Merrill Lynch Group, Inc. (the "Corporation"), a corporation duly organized under the laws of the State of Delaware, with its principal place of business at World Financial Center, North Tower, New York, New York, 10281, does hereby make, constitute and appoint Richard B. Alsop, Richard D. Kreuder, Andrea Lowenthal, Gregory T. Russo, or any other individual from time to time elected or appointed as Secretary or an Assistant Secretary of the Corporation, acting severally, each of whose address is Merrill Lynch
& Co., Inc., World Financial Center, North Tower, New York, New York 10281, as its true and lawful attorneys-in-fact, for it and in its name, place and stead
(i) to execute on behalf of the Corporation and cause to be filed and/or delivered, as required under Section 13(d) of the Securities Exchange Act of 1934 (the "Act") and the regulations thereunder, any number, as appropriate, of original, copies, or electronic filings of the Securities and Exchange Commission Schedule 13D or Schedule 13G Beneficial Ownership Reports (together with any amendments and joint filing agreements under Rule 13d-1(f)(1) of the Act, as may be required thereto) to be filed and/or delivered with respect to any equity security (as defined in Rule 13d-1(d) under the Act) beneficially owned by the undersigned and which must be reported by the undersigned pursuant to Section 13(d) of the Act and the regulations thereunder, (ii) to execute on behalf of the Corporation and cause to be filed and/or delivered, any number, as appropriate, of original, copies or electronic filings of any forms (inclu-ding, without limitation, Securities and Exchange Commission Form 3, 4 and 5) required to be filed pursuant to Section 16(a) of the Act and the regulations thereunder, and (iii) generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as if the undersigned could do if personally present. This Power of Attorney shall remain in effect until revoked, in writing, by the undersigned.

    IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney this 17th day of November, 1995.


MERRILL LYNCH GROUP, INC.


By:    /s/ Rosemary T. Berkery
------------------------------
Name:  Rosemary T. Berkery
Title: Vice President and Director



                                  EXHIBIT D
                                  ---------
                              POWER OF ATTORNEY


    The undersigned, Princeton Services Inc., a corporation duly organized under the laws of the State of Delaware, with its principal place of business at 800 Scudders Mill Road, Plainsboro, New Jersey 08536 does hereby make, constitute and appoint Richard B. Alsop, Andrea Lowenthal, Richard D. Kreuder, Gregory T. Russo, or Dauna R. Williams, acting severally, each of whose address is Merrill Lynch & Co., Inc., World Financial Center, North Tower, New York, New York 10281, as its true and lawful attorneys-in-fact, for it and in its name, place and stead to execute and cause to be filed and/or delivered, as required under Section 13(d) of the Securities Exchange Act of 1934 (the "Act") and the regulations thereunder, any number, as appropriate, of original, copies, or electronic filings of the Securities and Exchange Commission
Schedule 13D or Schedule 13G Beneficial Ownership Reports (together with any amendments and joint filing agreements under Rule 13d-1(f) (1) of the Act, as may be required thereto) to be filed and/or delivered with respect to any equity security (as defined in Rule 13d-1(d) under the Act) beneficially owned by the undersigned and which must be reported by the undersigned pursuant to
Section 13(d) of the Act and the regulations thereunder, and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as if the undersigned could do if personally present. This Power of Attorney shall remain in effect until revoked, in writing, by the undersigned.

    IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney this 30th day of November, 1995.


PRINCETON SERVICES INC.


By:    /s/ Philip L. Kirstein
--------------------------------------
Name:  Philip L. Kirstein
Title: Director, Senior Vice President
         Secretary and General Counsel



                                  EXHIBIT E
                                  ---------
                              POWER OF ATTORNEY


    The undersigned, Merrill Lynch Asset Management, L.P. d/b/a Merrill Lynch Asset Management, a Limited Partnership duly organized under the laws of the State of Delaware, with its principal place of business at 800 Scudders Mill Road, Plainsboro, New Jersey 08536 does hereby make, constitute and appoint Richard B. Alsop, Andrea Lowenthal, Richard D. Kreuder, Gregory T. Russo, or Dauna R. Williams, acting severally, each of whose address is Merrill Lynch & Co., Inc., World Financial Center, North Tower, New York, New York 10281, as its true and lawful attorneys-in-fact, for it and in its name, place and stead to execute and cause to be filed and/or delivered, as required under Section 13(d) of the Securities Exchange Act of 1934 (the "Act") and the regulations thereunder, any number, as appropriate, of original, copies, or electronic filings of the Securities and Exchange Commission Schedule 13D or Schedule
13G Beneficial Ownership Reports (together with any amendments and joint filing agreements under Rule 13d-1(f) (1) of the Act, as may be required thereto) to be filed and/or delivered with respect to any equity security (as defined in Rule 13d-1(d) under the Act) beneficially owned by the undersigned and which must be reported by the undersigned pursuant to Section 13(d) of the Act and the regulations thereunder, and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as if the undersigned could do if personally present. This Power of Attorney shall remain in effect until revoked, in writing, by the undersigned.

    IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney this 30th day of November, 1995.


Merrill Lynch Asset Management, L.P.
d/b/a Merrill Lynch Asset Management
By: Princeton Services, Inc., General Partner



By:    /s/ Philip L. Kirstein
---------------------------------------------
Name:  Philip L. Kirstein
Title: Director, Senior Vice President
         Secretary and General Counsel



                                  EXHIBIT F
                                  ---------
                              POWER OF ATTORNEY


    The undersigned, Fund Asset Management, L.P. d/b/a Fund Asset
Management, a Limited Partnership duly organized under the laws of the State of Delaware, with its principal place of business at 800 Scudders Mill Road, Plainsboro, New Jersey 08536 does hereby make, constitute and appoint Richard B. Alsop, Andrea Lowenthal, Richard D. Kreuder, Gregory T. Russo, or Dauna R. Williams, acting severally, each of whose address is Merrill Lynch & Co., Inc., World Financial Center, North Tower, New York, New York 10281, as its true and lawful attorneys-in-fact, for it and in its name, place and stead to execute and cause to be filed and/or delivered, as required under Section 13(d) of the Securities Exchange Act of 1934 (the "Act") and the regulations thereunder, any number, as appropriate, of original, copies, or electronic filings of the Securities and Exchange Commission Schedule 13D or Schedule
13G Beneficial Ownership Reports (together with any amendments and joint filing agreements under Rule 13d-1(f) (1) of the Act, as may be required thereto) to be filed and/or delivered with respect to any equity security (as defined in Rule 13d-1(d) under the Act) beneficially owned by the undersigned and which must be reported by the undersigned pursuant to Section 13(d) of the Act and the regulations thereunder, and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as if the undersigned could do if personally present. This Power of Attorney shall remain in effect until revoked, in writing, by the undersigned.

    IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney this 30th day of November, 1995.


Fund Asset Management, L.P.
d/b/a Fund Asset Management
By: Princeton Services, Inc., General Partner



By:    /s/ Philip L. Kirstein
---------------------------------------------
Name:  Philip L. Kirstein
Title: Director, Senior Vice President
         Secretary and General Counsel




                                  EXHIBIT G
                                  ---------
                              POWER OF ATTORNEY


    The undersigned, Merrill Lynch Phoenix Fund, Inc., a corporation duly organized under the laws of the State of Maryland, with its principal place of business at 800 Scudders Mill Road, Plainsboro, New Jersey 08536 does hereby make, constitute and appoint Richard B. Alsop, Andrea Lowenthal, Richard D. Kreuder, Gregory T. Russo, or Dauna R. Williams, acting severally, each of whose address is Merrill Lynch & Co., Inc., World Financial Center, North Tower, New York, New York 10281, as its true and lawful attorneys-in-fact, for it and in its name, place and stead to execute and cause to be filed and/or delivered, as required under Section 13(d) of the Securities Exchange Act of 1934 (the "Act") and the regulations thereunder, any number, as appropriate, of original, copies, or electronic filings of the Securities and Exchange Commission Schedule 13D or Schedule 13G Beneficial Ownership Reports (together with any amendments and joint filing agreements under Rule 13d-1(f)
(1) of the Act, as may be required thereto) to be filed and/or delivered with respect to any equity security (as defined in Rule 13d-1(d) under the Act) beneficially owned by the undersigned and which must be reported by the undersigned pursuant to Section 13(d) of the Act and the regulations thereunder, and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as if the undersigned could do if personally present. This Power of Attorney shall remain in effect until revoked, in writing, by the undersigned.

    IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney this 22nd day of November, 1995.


MERRILL LYNCH PHOENIX FUND, INC.


By:    /s/ Robert Harris
--------------------------------
Name:  Robert Harris
Title: Secretary


                                  EXHIBIT H
                                  ---------
                              POWER OF ATTORNEY


    The undersigned, Merrill Lynch Global Allocation Fund, Inc., a corporation duly organized under the laws of the State of Maryland, with its principal place of business at 800 Scudders Mill Road, Plainsboro, New Jersey 08536 does hereby make, constitute and appoint Richard B. Alsop, Andrea Lowenthal, Richard D. Kreuder, Gregory T. Russo, or Dauna R. Williams, acting severally, each of whose address is Merrill Lynch & Co., Inc., World Financial Center, North Tower, New York, New York 10281, as its true and lawful attorneys-in-fact, for it and in its name, place and stead to execute and cause to be filed and/or delivered, as required under Section 13(d) of the Securities Exchange Act of 1934 (the "Act") and the regulations thereunder, any number, as appropriate, of original, copies, or electronic filings of the Securities and Exchange Commission Schedule 13D or Schedule 13G Beneficial Ownership Reports (together with any amendments and joint filing agreements under Rule 13d-1(f)
(1) of the Act, as may be required thereto) to be filed and/or delivered with respect to any equity security (as defined in Rule 13d-1(d) under the Act) beneficially owned by the undersigned and which must be reported by the undersigned pursuant to Section 13(d) of the Act and the regulations thereunder, and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as if the undersigned could do if personally present. This Power of Attorney shall remain in effect until revoked, in writing, by the undersigned.

    IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney this 2nd day of July, 1996.


MERRILL LYNCH GLOBAL ALLOCATION FUND, INC.


By:    /s/ James W. Harshaw, III
--------------------------------
Name:  James W. Harshaw, III
Title: Secretary